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                                                                      EXHIBIT 11

                   PATRICK PETROLEUM COMPANY AND SUBSIDIARIES
               COMPUTATION OF NET EARNINGS (LOSS) PER COMMON SHARE
                                   (UNAUDITED)


                                                             SIX MONTHS
                                                            ENDED JUNE 30,
                                                       -----------------------
                                                           1995        1994
                                                       -----------  ----------
Average number of shares outstanding.................   19,765,226  19,765,226
                                                       -----------  ----------
Net income (loss)....................................  $   629,135  $ (206,856)
Preferred stock dividend.............................     (470,000)   (470,000)
                                                       -----------  ----------
 Net income (loss)...................................  $   159,135  $ (676,856)
                                                       ===========  ==========

 Net income (loss) per common share..................  $       -    $     (.03)
                                                       ===========  ==========


Common share equivalents are not included in the above calculations since their inclusion would have the effect of decreasing the loss per share amount in 1994 and no impact to the 1995 earnings per share amounts.